EXHIBIT 10.14

Distribution Agreement of Anhui Xuelingxian
Pharmaceutical Co., Ltd

Party A: Anhui Xuelingxian Pharmaceutical Co., Ltd (hereinafter referred to as “Party A”)
Party B: Anhui Province Suzhou City Traditional Chinese Medicine Co., Ltd. (hereinafter referred to as “Party B”)

This agreement is made by and between Party A and Party B with regards to the agency sales of Party B for Party A’s products on the principle of common development and mutual benefits:
I.	Product and price
Product name	Specification	unit	Supply price
Heat-releasing Flower Tea	6g* 10 bags/small boxes*12 middle boxes	bag	5
Jianxiaoxiao Flower Tea	6g* 10 bags/small boxes*12 middle boxes	bag	9
Beauty Flower Tea	6g* 10 bags/small boxes*12 middle boxes	bag	6.5
Xinnaoshu	6g* 10 bags/small boxes*12 middle boxes	bag	6.5
Jianxiaoxiao Flower Tea	6g* 10 bags/small boxes*12 middle boxes	bag	9
Slimming Flower Tea	6g* 10 bags/small boxes*12 middle boxes	bag	5.5

II. Sales and scope
1.
Party A and Party B have made an agreement on the sales plan of 2009; Party A agrees to authorize Party B as the distributed agent to take charge of the sales work, and Party B shall make good use of the promotion strength and network to sell the products.

2.	Sales region: Anhui Province, Henan Province, Hebei Province and Shaanxi Province
III.	Period of sales agency agreement
The valid date of agreement is from Mar. 15, 2009 to Dec. 30, 2009
IV.	Operation license and qualification license
1.
Party B shall provide legal and effective original duplicate and copies of Business License for Enterprise’s Legal Person and Pharmaceutical Trading Enterprise License issued by State Food and Drug Administration, and seal on the copies; Party A shall reserve the copies as the attachments of this agreement (if it signs the contract in the name of individual, it shall issue the personal ID card copy and network certificates).

2.	Party A shall comply with the requirements of Party B to provide legal and effective documents needed by sales.
V.	Sales tasks and requirements
1.
Sales quantity: Within 7 working days after signing the contract, Party B shall purchase the goods firstly with the amount of 1 million Yuan, and it shall not be less than 800000 Yuan each month in the coming months; and the annual amount is 10 million Yuan.

2.
Party B promises to complete the task quantity in the regulated region during the effective period of the agreement; it will check in every quarter, and if it cannot complete the task quantity, Party A has right to increase the agent in the region and terminate the relevant contracts.

VI.	Delivery and payment:
The goods will be delivered after receiving the payment. Party A guarantees to sign and input the sales contract within 24 hours after receiving the payment, and it will deliver the goods within 2 days in accordance with the delivery date (extended in case of weekends and statutory holidays).
VII.	Invoicing
Party A shall bear base-price invoice.
VIII.	Transportation
1.	Party A shall comply with the requirements of Sales Contract to transport the goods to the place specified by Party B.
2.	Party A shall assume the transportation fees.
IX.	Lacking and damage
If the original goods are lacked or damaged during the transportation, Party B shall provide the packing list, transportation records, original invoice or effective certificates issued by the relevant department; Party B shall take charge of replacing the goods through the negotiation of two parties.

X.	Goods return and replacement
Party B shall check and accept the goods of Party A on spot, if there are quality or quantity problems, it shall notify Party A within 2 days and reserve the original receipts; Party A shall reply within 5 days; the problems shall be handled after confirmation, sealing and agreeing of the two parties.
XI.	Disputes solution
Any disputes related to the agreement shall be solved by the two parties through friendly negotiation; if the negotiation is failed, it shall submit to the people’s court at Party A’s location, so as to protect the legal benefits of the two parties.
XII.	Others
This agreement will take effect after signing of legal representative or authorized agent of Party A; and it will not be invalid owing to the change of the legal representatives, business principals and enterprise entities of any party after the effective date of the agreement; the changing party shall issue the effective written explanations, so as to solve the continuity relations before and after the change and facilitate the normal implementation of the agreement.

The unsettled matters herein shall be discussed separately by the two parties; this agreement is in duplicate, with each party holding one respectively, covering the same legal effect.
See the attachment of the agreement as follows:

Party A: Anhui Xuelingxian Pharmaceutical Co., Ltd
Representative (signature): Wang Shunli

Party B: Anhui Province Suzhou City Traditional Chinese Medicine Co., Ltd.
Representative (signature): Wang Zhenping

Date: Mar. 15, 2009